Exhibit 99.1
CENTRAL GARDEN & PET REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 FINANCIAL RESULTS AND PROVIDES FISCAL 2026 OUTLOOK

Fiscal 2025 net sales of $3.1 billion vs. $3.2 billion in the prior year
Delivers fiscal 2025 GAAP EPS of $2.55 vs. $1.62, non-GAAP EPS of $2.73 vs. $2.13
Expects fiscal 2026 non-GAAP EPS of $2.70 or better

WALNUT CREEK, Calif., – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) ("Central"), a leading company in the pet and garden industries, today announced results for its fourth quarter and fiscal year ended September 27, 2025.
"This was a record year on the bottom line, marked by continued margin expansion and disciplined execution of our Cost and Simplicity agenda," said Niko Lahanas, CEO of Central Garden & Pet. "Our teams delivered strong profits in Pet and Garden, successfully navigated weather and a fluid macro backdrop, and ended the year with a record cash position, giving us the flexibility to invest in our business and return value to shareholders. While the external landscape remains dynamic, we are confident that our Central to Home strategy and exceptional team position us to build on this momentum in fiscal 2026."

Cost and Simplicity Agenda
Central continued to make strong progress on its multi-year Cost and Simplicity agenda—a comprehensive initiative spanning procurement, manufacturing, logistics, portfolio management, and administrative efficiency. The initiative is simplifying operations, reducing complexity, and strengthening margins across the organization.
During the fourth quarter, Central largely completed its multi-year Supply Network Design project, a major milestone that enhanced customer alignment, improved service speed, and increased cost efficiency across logistics. The project also established enterprise-wide eCommerce fulfillment capabilities and modernized the Company’s logistics footprint. Together with the sale of the garden distribution business to the independent channel and the strategic exit from the pottery business, these actions have enabled Central to close 16 legacy facilities to date.

Fiscal 2025 Results
(All comparisons versus fiscal 2024)
Net sales were $3.1 billion compared to $3.2 billion, a decrease of 2%. Pet segment sales were $1.8 billion, decreasing 2%, while Garden segment sales were $1.3 billion compared to $1.4 billion, a decrease of 3%.
Gross margin expanded 240 basis points to 31.9% from 29.5%. Non-GAAP gross margin expanded 210 basis points to 32.1%, driven by Central's productivity agenda.
Operating income was $250 million compared with $185 million. Non-GAAP operating income was $265 million compared with $223 million. Operating margin expanded to 8.0% from 5.8% and non-GAAP operating margin to 8.5% from 7.0% reflecting improved gross margin and cost discipline.
Net interest expense was $33 million, down from $38 million, benefiting from higher interest income.
Other expense was $0.5 million compared with $5.1 million, reflecting the non-cash impairment of two minority investments recorded in fiscal 2024.

Exhibit 99.1
Net income was $163 million versus $108 million, and non-GAAP net income rose to $174 million from $142 million. GAAP EPS was $2.55 compared with $1.62, and non-GAAP EPS increased to $2.73 from $2.13.
Adjusted EBITDA was $371 million compared with $334 million.
The effective tax rate was 24.4% compared with 23.2% due primarily to the non-deductibility for tax purposes of losses incurred in connection with the wind-down of Central's U.K. operations.

Fourth Quarter Fiscal 2025 Results
(All comparisons versus Q4 FY 2024)
Net sales were $678 million compared to $669 million, an increase of 1% driven by strong consumer demand in Garden.
Gross margin expanded 380 basis points to 29.0% compared with 25.2%, primarily due to the impairment of grass seed inventory in the prior year. Improved productivity during the year also helped offset the initial impact of tariffs. Non-GAAP gross margin expanded 310 basis points to 29.1%.

Operating loss was $6 million compared with $32 million. Non-GAAP operating loss was $0.6 million compared with $11 million, reflecting improved gross margin partially offset by the timing of investments tied to productivity and commercial initiatives. Operating margin expanded to (0.9)% from (4.8)%, and non-GAAP operating margin expanded to (0.1)% from (1.7)%.
Other expense was $1 million compared with $6 million.
Net interest expense of $7 million was in line with prior year.
Net loss was $10 million compared with $34 million. Non-GAAP net loss was $5 million compared with $12 million. GAAP loss per share was $0.16 compared with $0.51, and non-GAAP loss per share was $0.09 compared with $0.18.
Adjusted EBITDA was $26 million compared with $17 million.

Pet Segment Fourth Quarter Fiscal 2025 Results
(All comparisons versus Q4 FY 2024)
Net sales in the Pet segment were $428 million compared with $435 million, primarily due to the closure of Central's U.K. operations and lower durables sales.
Operating income was $28 million compared with $14 million, and non-GAAP operating income was $31 million compared with $35 million reflecting the timing of investments tied to productivity and commercial initiatives. Operating margin rose to 6.4% from 3.3%, and non-GAAP operating margin was 7.2% compared with 8.0%.
Adjusted EBITDA was $41 million compared with $45 million.

Garden Segment Fourth Quarter Fiscal 2025 Results
(All comparisons versus Q4 FY 2024)
Net sales in the Garden segment were $250 million, up from $234 million, reflecting improved consumer demand driven by an extended selling season, strong retail execution, and additional product placements.

Exhibit 99.1
Operating loss was $2 million compared with $29 million, and non-GAAP operating income was $1 million compared with an operating loss of $25 million primarily due to the impairment of grass seed inventory in the prior year. Operating margin expanded to (0.7)% from (12.3)%, and non-GAAP operating margin expanded to 0.4% from (10.6)%.
Adjusted EBITDA was $11 million compared with Adjusted EBITDA loss of $(14) million.

Liquidity and Debt
(All comparisons versus fiscal 2024)
Cash and cash equivalents at September 27, 2025, were $882 million compared with $754 million, reflecting strong cash generation from inventory reductions and lower capital expenditures.
Cash provided by operations was $333 million, compared with $395 million, driven by changes in working capital.
Total debt was $1.2 billion, unchanged from the prior year. Gross leverage, calculated using the definitions for Indebtedness and EBITDA in Central's credit agreement, ended the year at 2.8x, below both the prior year and Central’s target range of 3.0 to 3.5x. Central had no borrowings outstanding under its credit facility at year-end.
Central did not repurchase any shares during the fourth quarter. As of September 27, 2025, $46.5 million remained available for future stock repurchases.

Non-GAAP Adjustments
•Fiscal 2025
Central recognized $15 million in non-GAAP charges in fiscal 2025, all related to Cost and Simplicity initiatives.
In the Garden segment, these charges primarily reflected the consolidation of two legacy distribution facilities—one in Ontario, California, and another in Salt Lake City, Utah—into a single, larger, and more modern site in Salt Lake City. That work began in the third quarter and continued into the fourth, resulting in $5 million in SG&A charges.
In the Pet segment, the charges were related to the strategic wind-down of Central's U.K. operations and the transition to a more profitable, direct export–only model. This initiative took place over the second through fourth quarters and resulted in $10 million in total charges—$6 million in cost of goods and $4 million in SG&A.
•Fourth Quarter Fiscal 2025
Non-GAAP charges for the quarter totaled $6 million — including $3 million related to Central's U.K. operations and $3 million associated with the Garden facility consolidation. Of the total, $5 million was recorded in SG&A, and $1 million in cost of goods sold.

Outlook for Fiscal 2026
Central currently expects fiscal 2026 non-GAAP EPS to be $2.70 or better, reflecting continued margin discipline, cost efficiencies and portfolio optimization.
The outlook incorporates current assumptions around a competitive and promotional retail environment, a value seeking consumer, current tariffs, and inflation in certain commodity categories, all set against a dynamic macroeconomic and geopolitical backdrop.

Exhibit 99.1
Capital spending is projected at approximately $50 million to $60 million, focused on maintenance, productivity, and targeted growth initiatives across both segments.
This outlook excludes any potential impacts from acquisitions, divestitures or restructuring activities that may occur during fiscal 2026, including projects under Central's Cost and Simplicity agenda.

Conference Call
Central will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), hosted by CEO Niko Lahanas and CFO Brad Smith, to discuss these results and to provide a general business update. The conference call and related materials can be accessed at http://ir.central.com.
Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13755410.

About Central Garden & Pet
Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) understands home is central to life and has proudly nurtured happy and healthy homes for over 45 years. With fiscal 2025 net sales of $3.1 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a leading portfolio of more than 60 high-quality brands including Amdro®, Aqueon®, Best Bully Sticks®, Cadet®, C&S®, Farnam®, Ferry-Morse®, Kaytee®, Nylabone®, Pennington®, Sevin® and Zoёcon®, strong manufacturing and distribution capabilities, and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California, with over 6,000 employees primarily across North America. Visit www.central.com to learn more.

Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including statements concerning evolving consumer demand and unfavorable retailer dynamics, productivity initiatives, estimated capital spending, and earnings guidance for fiscal 2026, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon Central's current expectations and various assumptions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:
•economic uncertainty and other adverse macroeconomic conditions, including a potential recession or inflationary pressure;
•impacts of tariffs or a trade war;
•risks associated with international sourcing;
•fluctuations in energy prices, fuel and related petrochemical costs;
•declines in consumer spending and the associated increased inventory risk;
•seasonality and fluctuations in our operating results and cash flow;
•adverse weather conditions and climate change;

Exhibit 99.1
•the success of our Central to Home strategy and our Cost and Simplicity agenda;
•fluctuations in market prices for seeds and grains and other raw materials, including the impact of significant declines in grass seed market prices on our inventory valuation;
•risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
•dependence on a small number of customers for a significant portion of our business;
•consolidation trends in the retail industry;
•supply shortages in pet birds, small animals and fish;
•potential credit risk associated with certain brick and mortar retailers in the pet specialty segment;
•reductions in demand for our product categories;
•competition in our industries;
•continuing implementation of an enterprise resource planning information technology system;
•regulatory issues;
•potential environmental liabilities;
•access to and cost of additional capital;
•the impact of product recalls;
•risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
•potential goodwill or intangible asset impairment;
•the potential for significant deficiencies or material weaknesses in internal control over financial reporting, particularly of acquired companies;
•our dependence upon our key executives;
•our ability to recruit and retain members of our management team and employees to support our businesses;
•potential costs and risks associated with actual or potential cyberattacks;
•our ability to protect our trademarks and other proprietary rights;
•litigation and product liability claims;
•the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes;
•potential dilution from issuance of authorized shares; and
•the voting power associated with our Class B stock.

These and other risks are described in greater detail in Central’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the Securities and Exchange Commission on November 27, 2024, and our upcoming Annual Report on Form 10-K for the fiscal year ended September 27, 2025 expected to be filed on November 26, 2025. Central has not filed its Form 10-K for the fiscal year ended September 27, 2025. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates that are identified prior to the time we file the Form 10-K. Central assumes no obligation to publicly update these forward-looking statements to reflect new information, future events, or any other development.

Investor & Media Contact

Exhibit 99.1
Friederike Edelmann
VP of Investor Relations & Corporate Sustainability
(925) 412 6726
fedelmann@central.com
# # #
(Tables Follow)

Exhibit 99.1
CENTRAL GARDEN & PET COMPANY
CONSOLIDATED BALANCE SHEETS

	September 27, 2025	September 28, 2024
	(in thousands, except share and per share amount)
ASSETS
Current assets:
Cash and cash equivalents	$882,488	$753,550
Restricted cash	15,945	14,853
Accounts receivable, net	325,297	326,220
Inventories, net	722,106	757,943
Prepaid expenses and other	30,294	34,240
Total current assets	1,976,130	1,886,806

Plant, property and equipment, net	363,188	379,166
Goodwill	554,692	551,361
Other intangible assets, net	447,643	473,280
Operating lease right-of-use assets	222,863	205,137
Other assets	61,127	57,689
Total	$3,625,643	$3,553,439

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$234,618	$212,606
Accrued expenses	247,213	245,226
Current lease liabilities	56,865	57,313
Current portion of long-term debt	62	239
Total current liabilities	538,758	515,384

Long-term debt	1,191,641	1,189,809
Long-term lease liabilities	191,739	173,086
Deferred income taxes and other long-term obligations	118,572	117,615

Equity:
Common stock ($0.01 par value; 80 million shares authorized; 9,650,221 and 11,074,620 outstanding at September 27, 2025 and September 28, 2024, respectively)	97	111
Class A common stock ($0.01 par value; 100 million shares authorized; 51,618,682 and 54,446,194 outstanding at September 27, 2025 and September 28, 2024, respectively)	516	544
Class B stock ($0.01 par value; 3 million shares authorized; 1,602,374 and 1,602,374 outstanding at September 27, 2025 and September 28, 2024, respectively)	16	16
Additional paid-in capital	571,392	598,098
Retained earnings	1,015,096	959,511
Accumulated other comprehensive loss	(3,849)	(2,626)
Total Central Garden & Pet shareholders’ equity	1,583,268	1,555,654
Noncontrolling interest	1,665	1,891
Total equity	1,584,933	1,557,545
Total	$3,625,643	$3,553,439

Exhibit 99.1
CENTRAL GARDEN & PET COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(in thousands, except per share amounts)
Net sales	$678,178	$669,489	$3,129,064	$3,200,460
Cost of goods sold	481,634	500,537	2,131,728	2,256,725
Gross profit	196,544	168,952	997,336	943,735
Selling, general and administrative expenses	202,944	201,360	747,294	758,348
Operating (loss) income	(6,400)	(32,408)	250,042	185,387
Interest expense	(14,357)	(14,115)	(57,697)	(57,527)
Interest income	7,476	7,639	24,885	19,655
Other income (expense), net	(576)	(6,137)	(480)	(5,090)
Income (loss) before income taxes and noncontrolling interest	(13,857)	(45,021)	216,750	142,425
Income tax (benefit) expense	(3,421)	(10,621)	52,787	33,112
Net income (loss) including noncontrolling interest	(10,436)	(34,400)	163,963	109,313
Net income (loss) attributable to noncontrolling interest	(630)	(242)	1,120	1,330
Net income (loss) attributable to Central Garden & Pet Company	$(9,806)	$(34,158)	$162,843	$107,983

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.16)	$(0.52)	$2.58	$1.64
Diluted	$(0.16)	$(0.51)	$2.55	$1.62

Weighted average shares used in the computation of net income per share:
Basic	61,714	65,939	63,094	65,711
Diluted	62,445	66,917	63,815	66,860

Exhibit 99.1
CENTRAL GARDEN & PET COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 27, 2025	September 28, 2024	September 30, 2023
	(in thousands)
Cash flows from operating activities:
Net income	$163,963	$109,313	$126,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,894	90,807	87,700
Amortization of deferred financing costs	2,695	2,687	2,698
Non-cash lease expense	60,076	56,180	51,868
Stock-based compensation	21,060	20,583	27,990
Gain on sale of business	—	—	(5,845)
Deferred income taxes	(2,101)	(14,482)	(12,253)
Facility closures and business exit costs	9,339	27,842	15,674
Impairment of intangibles	1,018	12,790	—
Other asset impairments	—	7,462	750
Other	2,438	906	(525)
Changes in assets and liabilities (excluding businesses acquired):
Receivables	629	11,857	43,980
Inventories	31,278	84,306	86,980
Prepaid expenses and other assets	(2,740)	11,944	8,813
Accounts payable	20,107	18,373	(19,962)
Accrued expenses	1,348	17,152	6,766
Other long-term obligations	986	(12,631)	9,595
Operating lease liabilities	(62,484)	(50,197)	(48,692)
Net cash provided by operating activities	332,506	394,892	381,634
Cash flows from investing activities:
Additions to property, plant and equipment	(41,418)	(43,135)	(53,966)
Business acquired, net of cash acquired	(3,318)	(60,226)	—
Proceeds from sale of business	—	—	20,000
Payments for investments	—	(1,650)	(500)
Other investing activities	(150)	(175)	(115)
Net cash used in investing activities	(44,886)	(105,186)	(34,581)
Cash flows from financing activities:
Repayments on revolving line of credit	—	—	(48,000)
Borrowings on revolving line of credit	—	—	48,000
Repayments of long-term debt	(231)	(370)	(338)
Repurchase of common stock, including shares surrendered for tax withholding	(155,066)	(24,075)	(37,161)
Payments of contingent consideration	—	(95)	(54)
Distribution to noncontrolling interest	(1,346)	(899)	—
Net cash used in financing activities	(156,643)	(25,438)	(37,553)
Effect of exchange rate changes on cash and equivalents	(947)	1,261	1,189
Net increase in cash, cash equivalents and restricted cash	130,031	265,530	310,689
Cash, cash equivalents and restricted cash at beginning of year	768,403	502,873	192,184
Cash, cash equivalents and restricted cash at end of year	$898,433	$768,403	$502,873
Supplemental information:
Cash paid for interest	$57,698	$57,531	$57,143
Cash paid for income taxes – net of refunds	61,634	53,582	17,910
Non-cash investing and financing activities:
Capital expenditures incurred but not paid	3,146	1,936	2,243
Liability for contingent performance based payments	2,000	(20)	(374)
Shares of common stock repurchased but not settled	—	536	—
Lease liabilities arising from obtaining right-of-use assets	74,007	95,391	42,777

Exhibit 99.1
Use of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net income and diluted net income per share, non-GAAP operating income, non-GAAP gross profit and gross margin, non-GAAP selling, general and administrative expense and adjusted EBITDA.
Management uses these non-GAAP financial measures that exclude the impact of specific items (described below) in making financial, operating and planning decisions and in evaluating our performance. Management believes that these non-GAAP financial measures may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods. While management believes that non-GAAP measures are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.
Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense, depreciation and amortization and stock-based compensation expense (or operating income plus depreciation and amortization expense and stock-based compensation expense). Adjusted EBITDA further excludes one-time charges related to facility closures, exits of businesses, intangible and investment impairments and gains from litigation. We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluations. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.
The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below.
Non-GAAP financial measures reflect adjustments based on the following items:
•Facility closures and business exit: we have excluded charges related to the closure of distribution and manufacturing facilities and our decision to exit the pottery business as they represent infrequent transactions that impact the comparability between operating periods. We believe these exclusions supplement the GAAP information with a measure that may be useful to investors in assessing the sustainability of our operating performance.
•Asset impairment charges: we exclude the impact of asset impairments on intangible assets and investments as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the performance of our ongoing operations.
•Gain from litigation settlement: we exclude the gain from a litigation settlement as it is a one-time occurrence. We believe that the exclusion of this gain supplements the GAAP information with a measure that can be used to assess the performance of our ongoing operations.
•Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments.
From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.
We have not provided a reconciliation of non-GAAP measures to the corresponding GAAP measures on a forward-looking basis as we cannot do so without unreasonable efforts due to the potential variability and limited visibility of excluded items; these excluded items may include facility closures and exit costs, impairment charges and restructuring costs, among others.
The non-GAAP adjustments made reflect the following:

Facility closures and business exits
(1)During fiscal 2025, we recognized incremental expense of $5.0 million in our Garden segment in the consolidated statement of operations related to closing a distribution facility in Ontario, California and executing the consolidation of our Western distribution network. Additionally, the charge includes costs related to the closure of a live goods facility.

Exhibit 99.1
(2)During fiscal 2025, we recognized incremental expense of $10.0 million in our Pet segment in the consolidated statement of operations related to our decision to wind-down our operations in the U.K. and the related facility as we move to a direct-export model.
(3)During fiscal 2024, we recognized incremental expense of $20.3 million in our Garden segment in the consolidated statement of operations, from the closure of a manufacturing facility in California, the consolidation of our Southeast distribution network, the decision to exit the pottery business, the closure of a live goods distribution facility in Delaware, the relocation of our grass seed research facility related, and facility closures announced in fiscal 2023
(4)During fiscal 2024, we recognized incremental expense of $7.5 million in our Pet segment in the consolidated statement of operations, from the closure of manufacturing facilities in California and Arizona.

Intangible Impairments

(5)During fiscal 2024, we recognized a non-cash impairment charge in our Pet segment of $12.8 million related to the impairment of intangible assets due primarily to changing market conditions resulting from the decline in demand for durable products and increased international competition.

Gain from litigation and investment impairment

(6)In fiscal 2024, within corporate, we received $3.2 million in settlement of litigation, the gain of which is included in selling, general and administrative expense. Additionally, we recognized a $7.5 million non-cash impairment charge for two related private company investments that is included within Other income (expense) in the consolidated statement of operations.

Net Income and Diluted Net Income Per Share
GAAP to Non-GAAP Reconciliation		Three Months Ended		Fiscal Year Ended
		September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
		(in thousands, except per share amount)
GAAP net (loss) income attributable to Central Garden & Pet Company		$(9,806)	$(34,158)	$162,843	$107,983
Facility closures & business exits	(1)(2)(3)(4)	5,751	11,457	15,005	27,842
Intangible impairments	(5)	—	12,790	—	12,790
Litigation settlement	(6)	—	(3,200)	—	(3,200)
Investment impairment	(6)	—	7,461	—	7,461
Tax effect of adjustments		(1,396)	(6,725)	(3,654)	(10,437)
Non-GAAP net (loss) income attributable to Central Garden & Pet Company		$(5,451)	$(12,375)	$174,194	$142,439
GAAP diluted net income per share		$(0.16)	$(0.51)	$2.55	$1.62
Non-GAAP diluted net income per share		$(0.09)	$(0.18)	$2.73	$2.13
Shares used in GAAP and non-GAAP diluted net income per share calculation		62,445	66,917	63,815	66,860

Exhibit 99.1

Operating Income
GAAP to Non-GAAP Reconciliation	Three Months Ended September 27, 2025			Fiscal Year Ended September 27, 2025
	GAAP	Adjustments(1)(2)	Non-GAAP	GAAP	Adjustments(1)(2)	Non-GAAP
	(in thousands)
Net sales	$678,178	$—	$678,178	$3,129,064	$—	$3,129,064
Cost of goods sold and occupancy	481,634	921	480,713	2,131,728	5,582	2,126,146
Gross profit	196,544	(921)	197,465	997,336	(5,582)	1,002,918
Selling, general and administrative expenses	202,944	4,830	198,114	747,294	9,423	737,871
Income (loss) from operations	$(6,400)	$(5,751)	$(649)	$250,042	$(15,005)	$265,047

Gross margin	29.0%		29.1%	31.9%		32.1%
Operating margin	(0.9)%		(0.1)%	8.0%		8.5%

Operating Income
GAAP to Non-GAAP Reconciliation	Three Months Ended September 28, 2024			Fiscal Year Ended September 28, 2024
	GAAP	Adjustments(3)(4)(5)(6)	Non-GAAP	GAAP	Adjustments(3)(4)(5)(6)	Non-GAAP
	(in thousands)
Net sales	$669,489	$—	$669,489	$3,200,460	$—	$3,200,460
Cost of goods sold and occupancy	500,537	5,209	495,328	2,256,725	16,349	2,240,376
Gross profit	168,952	(5,209)	174,161	943,735	(16,349)	960,084
Selling, general and administrative expenses	201,360	15,838	185,522	758,348	21,083	737,265
Income (loss) from operations	$(32,408)	$(21,047)	$(11,361)	$185,387	$(37,432)	$222,819

Gross margin	25.2%		26.0%	29.5%		30.0%
Operating margin	(4.8)%		(1.7)%	5.8%		7.0%

Pet Segment Operating Income
GAAP to Non-GAAP Reconciliation		Three Months Ended		Fiscal Year Ended
		September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
		(in thousands)
GAAP operating income		$27,618	$14,310	$215,688	$203,425
Facility closures	(2)(4)	3,008	7,549	10,018	7,549
Intangible impairments	(5)	—	12,790	—	12,790
Non-GAAP operating income		$30,626	$34,649	$225,706	$223,764

GAAP operating margin		6.4%	3.3%	12.0%	11.1%
Non-GAAP operating margin		7.2%	8.0%	12.5%	12.2%

Exhibit 99.1

Garden Segment Operating Income
GAAP to Non-GAAP Reconciliation		Three Months Ended		Fiscal Year Ended
		September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
		(in thousands)
GAAP operating income		$(1,741)	$(28,806)	$142,402	$81,893
Facility closures	(1)(3)	2,743	3,908	4,987	20,293
Non-GAAP operating (loss) income		$1,002	$(24,898)	$147,389	$102,186

GAAP operating margin		(0.7)%	(12.3)%	10.7%	6.0%
Non-GAAP operating margin		0.4%	(10.6)%	11.1%	7.5%

% increase

Adjusted EBITDA		Fiscal Year Ended September 27, 2025
GAAP to Non-GAAP Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$162,843
Interest expense, net		—	—	—	32,812
Other expense		—	—	—	480
Income tax expense		—	—	—	52,787
Net income attributable to noncontrolling interest		—	—	—	1,120
Income (loss) from operations		215,688	142,402	(108,048)	250,042
Depreciation & amortization		39,916	42,301	2,677	84,894
Noncash stock-based compensation		—	—	21,060	21,060
Non-GAAP adjustments	(1)(2)	10,018	4,987	—	15,005
Adjusted EBITDA		$265,622	$189,690	$(84,311)	$371,001

Adjusted EBITDA		Fiscal Year Ended September 28, 2024
GAAP to Non-GAAP Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$107,983
Interest expense, net		—	—	—	37,872
Other expense		—	—	—	5,090
Income tax expense		—	—	—	33,112
Net income attributable to noncontrolling interest		—	—	—	1,330
Income (loss) from operations		203,425	81,893	(99,931)	185,387
Depreciation & amortization		43,642	44,403	2,762	90,807
Noncash stock-based compensation		—	—	20,583	20,583
Non-GAAP adjustments	(3)(4)(5)(6)	20,339	20,293	(3,200)	37,432
Adjusted EBITDA		$267,406	$146,589	$(79,786)	$334,209

Exhibit 99.1

Adjusted EBITDA		Three Months Ended September 27, 2025
GAAP to Non-GAAP Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$(9,806)
Interest expense, net		—	—	—	6,881
Other expense		—	—	—	576
Income tax benefit		—	—	—	(3,421)
Net loss attributable to noncontrolling interest		—	—	—	(630)
Income (loss) from operations		27,618	(1,741)	(32,277)	(6,400)
Depreciation & amortization		9,947	10,344	540	20,831
Noncash stock-based compensation		—	—	5,488	5,488
Non-GAAP adjustments	(1)(2)	3,008	2,743	—	5,751
Adjusted EBITDA		$40,573	$11,346	$(26,249)	$25,670

Adjusted EBITDA		Three Months Ended September 28, 2024
GAAP to Non-GAAP Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$(34,158)
Interest expense, net		—	—	—	6,476
Other expense		—	—	—	6,137
Income tax benefit		—	—	—	(10,621)
Net loss attributable to noncontrolling interest		—	—	—	(242)
Income (loss) from operations		14,310	(28,806)	(17,912)	(32,408)
Depreciation & amortization		10,741	11,375	622	22,738
Noncash stock-based compensation		—	—	5,445	5,445
Non-GAAP adjustments	(3)(4)(5)(6)	20,339	3,908	(3,200)	21,047
Adjusted EBITDA		$45,390	$(13,523)	$(15,045)	$16,822